EXHIBIT 99.1

INSMED ANNOUNCES IMPROVED PERFORMANCE EXPECTATIONS FOR

FIRST QUARTER

Lead Product Candidate Prepared to Enter Phase III Trials

Estimated 1Q03 results for Insmed Incorporated (Nasdaq:INSM)

(Numbers in Millions, Except Per Share Data)

	Estimate for 1st. Qtr ended 3/31/2003	Actual for 1st. Qtr ended 3/31/2002
Net Loss	$(2.4)	$(6.1)
EPS	$(0.07)	$(0.19)
Average Monthly Cash Burn	$(0.8)	$(3.0)

RICHMOND, VA – (April 08, 2003) – Insmed Incorporated (Nasdaq: INSM), a leading developer of pharmaceutical products for the treatment of metabolic and endocrine diseases with unmet medical needs, today announced that the results for the first quarter ended March 31, 2003 are expected to come in better than previously indicated, and significantly ahead of the corresponding quarter for 2002.

The net loss for the first fiscal quarter of 2003 is expected to be in the ($2.4 million) range, or ($0.07) per share, compared with a net loss of ($6.1 million) or ($0.19) per share for the same period in 2002. The expected reduction in the net loss is due to the continued operating efficiencies gained following the re-alignment of the Company to focus on its current promising drug candidates, rhIGF-I/rhIGFBP-3 and rhIGFBP-3. In terms of cash, the average burn rate for the first quarter of 2003 is expected to be approximately $800,000 per month, an improvement of $200,000 per month from previous expectations and $2.2 million per month ahead of the average monthly burn rate for the corresponding quarter in 2002.

Previous guidance on the average monthly cash burn rate for 2003 indicated a rate of approximately $1.0 million per month for a full year burn of roughly $12.0 million. The expected results for the first quarter of 2003 would further substantiate the fact that this initial target can be improved upon. Although it is expected that there will be quarterly fluctuations through the year, as some anticipated large cash outlays occur, such as D&O insurance premiums, the Company believes that it can achieve its previously indicated clinical milestones for 2003 with a lower than expected cash burn.

A full review of first quarter results and an update on the progress of the Company’s proprietary delivery system of IGF-I will be provided during Insmed’s regularly scheduled quarterly conference call on May 2, 2003.

Lead Product Candidate Prepared to Enter Phase III Trials

Insmed’s lead product candidate, rhIGF-I/rhIGFBP-3 is currently positioned to enter a pivotal Phase III trial in GHIS in the first half of this year. This twelve month dose-ranging study is designed to measure an increase in linear growth velocity, with a 6-month interim analysis to be conducted in early 2004. A positive interim analysis will position the Company to file for marketing approval at that time.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the development of drug candidates for the treatment of metabolic diseases with unmet medical needs. For further information about Insmed and the rhIGF-I/rhIGFBP-3 complex, please visit the company’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, demand for new pharmaceutical products, market trends in the pharmaceutical business, inflation and various economic and business trends. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that product candidates may fail in the clinic or may not be successfully marketed, the company may lack financial resources to complete development of product candidates, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. Because of these and other risks and uncertainties, actual results may differ materially from those described in this press release.

For more information, contact:

Baxter Phillips, III	Haris Tajyar
Investor Relations	Managing Partner
Insmed Incorporated	Investor Relations International
Phone 804.565.3041	Phone 818.981.5300
bphillips@insmed.com	htajyar@irintl.com

###